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                                                                 EXHIBIT 9(a)(2)




                AMENDMENT NO. 1 TO THE PARTICIPATION AGREEMENT



     THIS AMENDMENT NO. 1 TO THE PARTICIPATION AGREEMENT ("Amendment No. 1"), made and entered into as of this 16th day of December, 1996, supplementing and amending the Participation Agreement made and entered into the 23rd day of February, 1995 (the "Original Participation Agreement," and together with this Amendment No. 1, the "Agreement") by and between WANGER ADVISORS TRUST, an unincorporated business trust formed under the laws of Massachusetts (the "Trust"), and PHL VARIABLE INSURANCE COMPANY, a Connecticut life insurance company (the "Company"), on its own behalf and on behalf of each separate account of the Company identified in the Agreement.

     WHEREAS, the Trust currently serves as an investment vehicle for certain accounts of the Company pursuant to the Original Participation Agreement; and

     WHEREAS, the Trust has applied for an order from the Securities and Exchange Commission (the "SEC") (File No. 812-10198), granting Participating Insurance Companies (as defined in the Original Participation Agreement) and variable annuity and variable life separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act (as defined in the Original Participation Agreement) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust and each Series thereof to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans outside of the separate account context (the "Exemptive Order"); and

     WHEREAS, the Company and the Trust have agreed to hereby supplement and amend the Original Participation Agreement in order to reflect the conditions and undertakings that are expected to be imposed on the Company and the Trust by virtue of such Exemptive Order;

     NOW, THEREFORE, in consideration of their mutual promises, the Trust and the Company agree as follows:

SECTION 1.    Definitions
              -----------

     For all purposes of this Amendment No. 1, except as otherwise expressly provided or unless the context otherwise requires:

     (1) All references in this Amendment No. 1 and the Original Participation Agreement to designated "Articles" and other subdivisions are to the designated Articles and other subdivisions of the Original Participation Agreement. The words "herein," "hereof," "hereto," "hereby" and "hereunder" and other words of similar import refer to this Amendment No. 1 as a whole and not to any particular "Section" or other subdivision.

     (2) All terms used herein and not otherwise defined shall have the same meanings as those given to such terms in the Original Participation Agreement, and include the plural as well
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as the singular, and the Original Participation Agreement is hereby amended to included any terms defined herein.

     (3) Any references to the "Agreement" in the Original Participation Agreement are hereby amended to include, collectively, the Original Participation Agreement and this Amendment No. 1.

SECTION 2.    Amendment to Article VII
              ------------------------

     Article VII of the Original Participation Agreement is hereby amended to read as follows:

"ARTICLE VII.  Potential Conflicts and Compliance With
               ---------------------------------------
                          Exemptive Order
                          ---------------

          7.1. The Trust Board will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the Contract Owners of all Participating Accounts and of Qualified Participants investing in the Trust and each Series thereof. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Series are managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners; or (g) if applicable, a decision by a Qualified Entity to disregard the voting instructions of Qualified Participants. The Trust Board shall promptly inform the Company in writing if it determines that a material irreconcilable conflict exists and the implications thereof.

          7.2 The Company shall report any potential or existing conflicts to the Trust Board. The Company will be responsible for assisting the Trust Board in carrying out its responsibilities by providing the Trust Board with all information reasonably necessary for the Trust Board to consider any issues raised. This responsibility includes, but is not limited to, an obligation by the Company to inform the Trust Board whenever it has determined to disregard Contract Owner voting instructions. Such responsibilities shall be carried out by the Participants with a view only to the interests of Contract Owners.

          7.3. If it is determined by a majority of the Trust Board, or a majority of the members of the Trust Board who are not interested persons of the Trust, the Investment Adviser or any sub-adviser to any of the Series (the "Independent Trustees"), that a material irreconcilable conflict exists between the interests of the Contract Owners of the Company's Participating Accounts and of other Participating Accounts and Qualified Participants investing in the Trust and each

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     Series thereof, the Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the Independent Trustees), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict. Such measures may include: (a) withdrawing, without charge or penalty to the Company, the assets allocable to some or all of the separate accounts from the Trust or any Series and reinvesting such assets in a different investment medium, which may include another Series of the Trust, or submitting the question of whether such segregation should be implemented to a vote of all affected Contract Owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract Owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

          7.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract Owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the Account's investment in the Trust and terminate this Agreement and no charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, and until the end of that six month period the Investment Adviser and the Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust.

          7.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account's investment in the Trust and terminate this Agreement within six months after the Trust Board informs the Company in writing that it has determined that such decision has created a material irreconcilable conflict, and that said conflict cannot be remedied by any other means. Until the end of the foregoing six month period, the Investment Adviser and the Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust.

          7.6. For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the Independent Trustees shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Trust or the Investment Adviser be required to establish a new funding medium for the Contracts. The Company shall not be required by
     Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract Owners materially adversely affected by the material irreconcilable conflict. In the event that the Trust Board determines that

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     any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account's investment in the Trust and terminate this Agreement within six (6) months after the Trust Board informs the Company in writing of the foregoing determination, without charge or penalty to the Company.

          7.7. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then (a) the Trust and/or the Company, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Article V and Sections 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

          7.8 The Company shall at least annually submit to the Trust Board such reports, materials or data as the Trust Board may reasonably request so that the Trust Board may fully carry out its obligations under the Exemptive Order; provided, however, that the Board may require the submission of such reports on data on a more frequent basis if it so deems appropriate.

          7.9 The Company, or any affiliate, will maintain at its home office, available to the SEC, (a) a list of its officers, directors and employees who participate directly in the management of administration of any Account and/or (b) a list of its agents who, as registered representatives, offer and sell Contracts."

SECTION 3.     Schedules
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     Schedules 1, 2 and 3 to the Original Participation Agreement are hereby amended to read as Schedules 1, 2 and 3 to this Amendment No.1, respectively.

SECTION 4.     Miscellaneous
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     4.1  The captions in this Amendment No. 1 are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2 This Amendment No. 1 may be executed simultaneously in two or more counterparts, each of which together shall constitute one and the same instrument.

     4.3 If any provision of this Amendment No. 1 shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment
No. 1 to be executed in its name and behalf by its duly authorized office on the date specified below.

                                    PHL VARIABLE INSURANCE COMPANY
                                     (Company)


Date:      December 16, 1996        By:    /s/ Dona D. Young
                                    Name:  Dona D. Young
                                    Title: Executive Vice President

                                    WANGER ADVISORS TRUST
                                     (Trust)


Date:      December 16, 1996        By:    /s/ Charles P.McQuaid
                                    Name:  Charles P. McQuaid
                                    Title: Senior Vice President

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